COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EXHIBIT 12.1

                                                   Three
                                               months ended
                                                 March 31,                          Year Ended December 31,
                                                   2000           1999         1998          1997          1996           1995
                                               ---------------------------------------------------------------------------------
                                                                             (amounts in thousands)
Net loss                                         $(308,425)    $(719,968)    $(124,546)    $ (31,020)    $  (6,246)    $    (303)

Equity in losses of equity-method investees         88,264        76,769         2,905            --            --            --
                                               ---------------------------------------------------------------------------------
Net loss before equity in losses of
   equity-method investees                        (220,161)     (643,199)     (121,641)      (31,020)       (6,246)         (303)
                                               ---------------------------------------------------------------------------------

Plus fixed charges:
      Interest expense including amortization
          of debt issuance costs                    27,621        84,566        26,639           326             5            --
      Assumed interest element included in
          rent expense(1)                            2,494         4,732         2,833           700            90             4
                                               ---------------------------------------------------------------------------------
                                                    30,115        89,298        29,472         1,026            95             4
                                               ---------------------------------------------------------------------------------

      Adjusted earnings (loss)                    (190,046)     (553,901)      (92,169)      (29,994)       (6,151)         (299)
      Fixed charges                                (30,115)      (89,298)      (29,472)       (1,026)          (95)           (4)
                                               ---------------------------------------------------------------------------------
                                                 $(220,161)    $(643,199)    $(121,641)    $ (31,020)    $  (6,246)    $    (303)
                                               =================================================================================


(1) Total rent expense for the period times the Company's estimated incremental borrowing rate. This is the portion of rental expense which the Company believes to be representative of interest cost.